SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                BB&T CORPORATION
              -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       NORTH CAROLINA                                   56-0939887
-------------------------------                     ------------------
(State or other jurisdiction of               (I.R.S. Employer Identification
 incorporation or organization)                           Number)


                             200 WEST SECOND STREET
                       WINSTON-SALEM, NORTH CAROLINA 27101
------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                                BB&T CORPORATION
                     NON-QUALIFIED DEFINED CONTRIBUTION PLAN

                    BB&T CORPORATION NON-EMPLOYEE DIRECTORS'
                   DEFERRED COMPENSATION AND STOCK OPTION PLAN
                            (Full title of the plans)
                             -------------------------


                             Jerone C. Herring, Esq.
                                BB&T Corporation
                             200 West Second Street
                                    3rd Floor
                       Winston-Salem, North Carolina 27101
                                 (336) 733-2180
             -------------------------------------------------------
            (Name, address and telephone number, including area code,
                              of agent for service)

Caption>

                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------

                                                  PROPOSED             PROPOSED
TITLE OF                                          MAXIMUM              MAXIMUM
SECURITIES             AMOUNT                     OFFERING             AGGREGATE                 AMOUNT OF
TO BE                  TO BE                      PRICE                OFFERING                  REGISTRATION
REGISTERED             REGISTERED                 PER UNIT             PRICE                     FEE
-----------            ----------                 --------             --------                  -------------
Deferred
Compensation
Obligations            $ 40,000,000        (1)    100%                 $  40,000,000 (2)         $     11,800  (2)
                        -------------------                             -------------             -------------

Common
Stock, par value
$5.00 per share        626,000 shares (1)         $   65.91     (3)    $ 41,259,660  (3)         $ 12,172     (3)
                                                   -------------        -------------             -------------
Total                      N/A                        N/A              $ 81,259,660              $ 23,972


(1) The Deferred Compensation Obligations are unsecured obligations of BB&T Corporation to pay deferred compensation in the future in accordance with the terms of the BB&T Corporation Non-Qualified Defined Contribution Plan and the BB&T Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan, respectively. The shares of Common Stock being registered are distributable to participants in the BB&T Corporation Non-Qualified Defined Contribution Plan and the BB&T Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan pursuant to the terms of the respective plan.
(2)    Estimated solely for the purpose of determining the registration fee.
(3) Pursuant to Rule 457(c) and (h)(1), based on the average of the high and low prices of the registrant's common stock on April 8, 1998, as reported on the New York Stock Exchange.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by BB&T Corporation (the "Company" or "BB&T") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 18, 1998;

                  (b) The Company's Registration Statement on Form 8-A, dated January 10, 1997, with respect to the adoption of its shareholder rights plan;

                  (c) The description of the Company's Common Stock in the Company's registration statement filed under the Exchange Act with respect to the Common Stock, including all amendments and reports filed for the purpose of updating such description; and

                  (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.


                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  The deferred compensation obligations of the Company (the "Deferred Compensation Obligations") being registered herein are issuable under the terms of the BB&T Corporation Non-Qualified Defined Contribution Plan (the "Defined Contribution Plan") and the BB&T Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan (the "Directors' Plan") (individually, a "Plan," and collectively, the "Plans"). Shares of Common Stock of the Registrant, $5.00 par value (the "Shares"), are also being registered pursuant to this Registration Statement. Of such shares, 500,000 shares are issuable under the Directors' Plan, the successor plan to the BB&T Corporation Non-Employee Directors' Stock Option Plan (the "Directors' Stock Option Plan"). A registration statement on Form S-8 covering shares initially issuable under the Directors' Stock Option Plan has previously been filed with the Commission. Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference the contents of that registration statement (Registration No. 33-55604), filed on December 11, 1992. The remaining Shares being registered herein are distributable pursuant to the Defined Contribution Plan. Capitalized terms used without definition herein have the meanings given such terms in the respective Plan. References to the "Company" include affiliates of the Company unless the context otherwise requires.

                  The Defined Contribution Plan is intended to supplement benefits payable to certain participants in the BB&T Corporation 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Internal Revenue Code of 1986, as amended (the "Code"). The Defined Contribution Plan is also intended to provide certain participants in the Company's executive incentive compensation plans with an effective means of deferring on a pre-tax basis all or a portion of the payments such participants are entitled to receive under such plans.

                  The Directors' Plan is intended to provide non-employee director participants the opportunity to defer receipt of all or a portion of the compensation received for service on the Board of Directors of the Company (the "Board"). The Directors' Plan also permits certain participants to elect to receive options for shares of the Company's common stock in lieu of the compensation received for service on the Board.

                  The Deferred Compensation Obligations constitute general unsecured obligations of the Company to the participant and are not convertible into another security of the Company. However, as described below, certain amounts previously deferred under a predecessor plan of the Defined Contribution Plan may be distributed in shares of the Company's Common Stock at the participant's option.

                  Benefits are payable solely from the Company's general assets and are subject to the risk of corporate insolvency. Notwithstanding the foregoing, the Company has established a separate trust, entitled the "BB&T Corporation Non-Qualified Deferred Compensation Trust" (the "Trust"), to which the Company may make contributions from time to time in order to fund its obligations under the Plans. Branch Banking and Trust Company serves as trustee (the "Trustee") under the Trust pursuant to a Trust Agreement dated January 1, 1997 between the Company and the Trustee. The Trustee is a wholly-owned bank subsidiary of the Company. The assets of the Trust are subject to the claims of the Company's general creditors in the event the Company becomes insolvent or bankrupt. Pursuant to the terms of the Trust, the Company shall indemnify and hold the Trustee harmless from and against losses, damages, costs, expenses and liabilities of the Trustee associated with the Trust except for acts or omissions of the Trustee which constitute gross negligence or willful misconduct.

                  No participant or beneficiary shall have any legal or equitable rights, interest or claims in any particular asset of the Trust or the Company by reason of the Company's obligations. Further, the Trust does not create any preferred claim over creditors of the Company for any Plan participant. All rights of a Plan participant against the Company shall remain unsecured contractual rights of a participant. A participant's right to the Deferred Compensation Obligations cannot be transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the respective Plan.

                  The amount of compensation to be deferred by each participant is determined in accordance with the terms of each respective Plan based on elections by the participant. Deferred amounts are credited to each participant's account. Amounts in a participant's account will be indexed to one or more investment media individually chosen by a participant from the investment media available under the respective Plan (currently a fixed rate cash fund and a stock index fund). Each participant's account will be adjusted to reflect the investment performance of the selected media, including any appreciation or depreciation. Amounts deferred are fully vested at all times (except for certain matching contributions made by the Company under the Defined Contribution Plan). There is no trading market for the Deferred Compensation Obligations.

                  Except as provided below, benefits based on the Deferred Compensation Obligations are payable solely in cash following termination of the participant's service or employment upon certain distribution dates available to the participant (and in limited cases where hardship withdrawals are permitted). Notwithstanding the foregoing, certain amounts previously deferred under a predecessor plan of the Defined Contribution Plan may be distributed in shares of the Company's Common Stock.

                  The Plans may be amended or terminated by the Board at any time; provided, that in no event may such termination or amendment reduce any participant's accrued benefit with respect to the Deferred Compensation Obligations as of the date of such amendment or termination, nor shall any such amendment affect the terms of the respective Plan relating to the payment of such accrued benefit without the participant's prior written consent to such amendment. In addition, with respect to options granted under the Directors' Plan, no such amendment may adversely affect outstanding options or any unexercised rights thereunder or in any way impair the rights of an optionee with respect to his options, without the optionee's consent. The Plans are administered by an Administrative Committee appointed by the Board.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

                  BB&T's bylaws provide for the indemnification of any director or officer of BB&T against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of BB&T and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

                  BB&T's articles of incorporation provide for the elimination of the personal liability of each director of BB&T to the fullest extent permitted by law.

                  BB&T maintains directors and officers liability insurance that, in general, insures: (i) BB&T's directors and officers against loss by reason of any of their wrongful acts and (ii) BB&T against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

                  Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1818(b)).

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.  EXHIBITS.

                  The following exhibits are filed as a part of this Registration Statement:

         NUMBER                     DESCRIPTION

          4 Rights Agreement dated as of December 17, 1996 between the Registrant and Branch Banking and Trust Company, Rights Agent (incorporated herein by reference to Exhibit 1 filed under Form 8-A, filed January 10, 1997)

          5.1 Opinion of Jerone C. Herring, Executive Vice President, General Counsel and Secretary of the Corporation

          5.2              Opinion of Womble Carlyle Sandridge & Rice, PLLC

         23.1 Consent of Jerone C. Herring, Executive Vice President, General Counsel and Secretary of the Corporation (included in Exhibit 5.1)

         23.2 Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.2)

         23.3              Consent of Arthur Andersen LLP

         24 Power of Attorney of Directors and Officers of the Company

         99.1              BB&T Corporation Non-Qualified Defined Contribution
                           Plan

         99.2 BB&T Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                                 THE REGISTRANT

         Pursuant to the requirements of the Securities Act of 1933, BB&T Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, effective this 13th day of April, 1998.


                                            BB&T CORPORATION

                                            By:      /s/ Jerone C.  Herring
                                               -------------------------------
                                                        Jerone C.  Herring
                                                        Executive Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated effective April 13, 1998.


  /s/ John A. Allison IV*                                       /s/ Scott E. Reed*
-----------------------------------------                     ---------------------------------------------
Name:       John A. Allison IV                                Name:       Scott E. Reed
Title:      Chairman of the Board and                         Title:      Senior Executive Vice President
            Chief Executive Officer                                       and Chief Financial Officer
            (principal executive officer)                                 (principal financial officer)

  /s/ Sherry A. Kellett*                                        /s/ Paul B. Barringer*
-----------------------------------------                     ---------------------------------------------
Name:       Sherry A. Kellett                                 Name:       Paul B. Barringer
Title:      Executive Vice President                          Title:      Director
            and Controller
            (principal accounting officer)

                                                                /s/ W. R. Cuthbertson, Jr.*
------------------------------------------                    -----------------------------------------------
Name:       Alfred E. Cleveland                               Name:       W. R. Cuthbertson, Jr.
Title:      Director                                          Title:      Director

  /s/ Ronald E. Deal*                                           /s/ A. J. Dooley, Sr.*
------------------------------------------                    ------------------------------------------------
Name:       Ronald E. Deal                                    Name:       A. J. Dooley, Sr.
Title:      Director                                          Title:      Director

  /s/ Tom D. Efird*                                             /s/ Paul S. Goldsmith*
-----------------------------------------                     ------------------------------------------------
Name:       Tom D. Efird                                      Name:       Paul S. Goldsmith
Title:      Director                                          Title:      Director

  /s/ L. Vincent Hackley*                                       /s/ Ernest F. Hardee*
-----------------------------------------                     ------------------------------------------------
Name:       L. Vincent Hackley                                Name:       Ernest F. Hardee
Title:      Director                                          Title:      Director

                                                                /s/ Richard Janeway, M.D.*
----------------------------------------                      -------------------------------------------------
Name:       Jane P. Helm                                      Name:       Richard Janeway, M.D.
Title:      Director                                          Title:      Director


                                      II-6


  /s/ J. Ernest Lathem, M.D.*                                   /s/ James H. Maynard*
----------------------------------------                      --------------------------------------------------
Name:       J. Ernest Lathem, M.D.                            Name:       James H. Maynard
Title:      Director                                          Title:      Director

  /s/ Joseph A. McAleer, Jr.*                                   /s/ Albert O. McCauley*
----------------------------------------                      --------------------------------------------------
Name:       Joseph A. McAleer, Jr.                            Name:       Albert O. McCauley
Title:      Director                                          Title:      Director

  /s/ Richard L. Player, Jr.*                                   /s/ C. Edward Pleasants, Jr.*
----------------------------------------                      --------------------------------------------------
Name:       Richard L. Player, Jr.                            Name:       C. Edward Pleasants, Jr.
Title:      Director                                          Title:      Director

  /s/ Nido R. Qubein*
----------------------------------------                      --------------------------------------------------
Name:       Nido R. Qubein                                    Name:       E. Rhone Sasser
Title:      Director                                          Title:      Director


----------------------------------------                      --------------------------------------------------
Name:       Jack E. Shaw                                      Name:       Harold B. Wells
Title:      Director                                          Title:      Director








*By:           /s/ Jerome C. Herring
    ------------------------------------
               Name:  Jerome C. Herring
               Attorney-in-Fact



                                  EXHIBIT INDEX
                                       TO
                      REGISTRATION STATEMENT ON FORM S-8 OF
                                BB&T CORPORATION


EXHIBIT NO.         DESCRIPTION
-----------         -----------
      4             Rights Agreement dated as of December 17, 1996 between the Registrant and Branch Banking and Trust Company,
                    Rights Agent (incorporated herein by reference to Exhibit 1 filed under Form 8-A, filed January 10, 1997)

      5.1           Opinion of Jerone C. Herring, Executive Vice President,
                    General Counsel and Secretary of the Corporation

      5.2           Opinion of Womble Carlyle Sandridge & Rice, PLLC

     23.1           Consent of Jerone C. Herring, Executive Vice President,
                    General Counsel and Secretary of the Corporation (included in Exhibit 5.1)

     23.2           Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.2)

     23.3           Consent of Arthur Andersen LLP

     24             Power of Attorney of Directors and Officers of the Company

     99.1           BB&T Corporation Non-Qualified Defined Contribution Plan

     99.2           BB&T Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan
